Exhibit 99.1

News Release

Media contact:	Investor contact:
Mike Jacobsen +1 330 490 3796 jacobsm1@diebold.com	Jennifer Bako +1 330 490 6318 bakoj@diebold.com

FOR IMMEDIATE RELEASE:
September 30, 2005

DIEBOLD ELECTS NEW MEMBER TO ITS BOARD OF DIRECTORS

NORTH CANTON, Ohio – Diebold, Incorporated has announced that Alan J. Weber has been elected to its board of directors, effective October 1.

Weber recently retired as chairman and CEO of U.S. Trust Corporation and as a member of the executive committee of The Charles Schwab Corporation. Prior to joining U.S. Trust in October 2002, Weber was vice chairman and chief financial officer at Aetna, Inc., where he was responsible for capital management, information technology, investor relations, e-business and financial operations.

Weber, 56, also held a number of senior-level positions at Citibank, N.A., where he worked from 1971 to 1998, including chairman of Citibank International and executive vice president of Citibank. During his tenure at Citibank, Weber oversaw operations in approximately 40 countries including assignments in Japan, Italy and Latin America.

Weber currently serves as a director of ComputerRepair.com, an IT services company he helped establish. He received a bachelor’s degree in economics from the Wharton School at the University of Pennsylvania, and an M.B.A. from the Kellogg School of Management at Northwestern University.

Weber fills the vacancy left by W.R. “Tim” Timken Jr., who retired from Diebold’s board of directors prior to accepting the appointment of U.S. ambassador to Germany. Diebold now has 11 members serving on its board of directors.

Diebold, Incorporated is a global leader in providing integrated self-service delivery systems, security and services. Diebold employs more than 14,000 associates with representation in nearly 90 countries worldwide and is headquartered in North Canton, Ohio, USA. Diebold reported revenue of $2.4 billion in 2004 and is publicly traded on the New York Stock Exchange under the symbol ‘DBD.’ For more information, visit the company’s Web site at www.diebold.com.

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PR/3199